Exhibit B

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NO SALE OR DISPOSITION HEREOF MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH SUCH ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE COMPANY GOVERNANCE DOCUMENTS IN EFFECT FROM TIME TO TIME FOLLOWING THE DATE HEREOF, COPIES OF ALL SUCH DOCUMENTS BEING AVAILABLE FOR REVIEW AT THE COMPANY’S EXECUTIVE OFFICES.

CASI PHARMACEUTICALS, INC.

CONVERTIBLE PROMISSORY NOTE

US$5,000,000	December 27, 2025

FOR VALUE RECEIVED, CASI PHARMACEUTICALS, INC., an exempted company with limited liability under the laws of the Cayman Islands (the “Company”), hereby promises to pay to the order of ETP Global III Fund LP, a Delaware limited partnership, or its registered assigns (“Holder”), the principal sum of US$5,000,000 (the “Principal Amount”), with the interest accrued and unpaid thereon, on December 26, 2028 (the “Maturiety Date”) or such earlier date set forth in this Note, unless duly converted in full into the Conversion Shares pursuant to and in accordance with the terms and conditions set forth in this Note.

This Note is being issued by the Company pursuant to the terms of a certain Convertible Promissory Note Purchase Agreement (the “Purchase Agreement”) made by and between the Company and the Holder. In case of any conflict between this Note and the Purchase Agreement, the provisions of the Purchase Agreement shall control and govern. Capitalized terms used in this Note but not otherwise defined in this Note shall have the meanings given to them in the Purchase Agreement.

1.            Interest. The Note shall bear interest on the outstanding Principal Amount at a simple interest rate of twelve percent (12%) per annum. Interest shall commence on the date hereof and shall be payable on the first business day of each calendar quarter with respect to interest accrued through the last day of the immediately preceding calendar quarter commencing with the first full quarter ending after the Closing Date (each, an “Interest Payment Date”). The first Interest Payment Date shall be April 1, 2026 with respect to all interest accruing from the Closing Date through March 31, 2026. The outstanding principal balance together with all interest accrued and outstanding thereon shall become due and payable in full on the Maturity Date unless this Convertible Promissory Note (as amended, restated or otherwise modified from time to time, this “Note”) has been earlier converted in full into Ordianry Shares of the Company, par value US$0.0001 per share (the “Ordinary Shares”), pursuant to and in accordance with Section 3 of the Note or repaid in full, in each case in accordance with the terms of the Purchase Agreement. All interest on this Note shall accrue from the last Interest Payment Date (or, if no Interest Payment Date has yet occurred, the Closing Date) and be computed daily on the basis of the actual number of days elapsed over a year assumed to consist of three hundred sixty five (365) days.

2.             Maturity Date; Event of Default; Payment Terms.

(a)               The term of this Note shall commence as of the date set forth above and shall continue until the Maturity Date and the Outstanding Balance (as defined below) will be due and payable in full on the Maturity Date; provided, however, that Holder may demand repayment of the outstanding principal balance of, and accrued and unpaid interest on, this Note (the “Outstanding Balance”) at any time after the occurrence of an Event of Default (as defined below) upon written notice to the Company.

(b)                All payments to be made by the Company hereunder shall be in lawful money of the United States of America, without setoff or counterclaim, before 12:00 p.m. Eastern Time on the date when due. All payments received after 12:00 p.m. Eastern Time on any day shall be deemed received at the opening of business on the next succeeding business day. All payments shall be applied first to accrued interest, and thereafter to principal balance. If any payment on this Note becomes due on a Saturday, Sunday or a public holiday under the laws of the State of New York, Cayman Islands or the People’s Republic of China, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

(c)                Payments received by the Holder from the Company under this Note will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto but not including franchise taxes, branch profits taxes and taxes imposed on or measured by he Holder’s net income). Specifically, however, if at any time any governmental authority, applicable law, regulation or international agreement requires the Company to make any withholding or deduction from any such payment or other sum payable hereunder to Holder, the Company hereby covenants and agrees that the amount due from the Company with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, the Holder receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and the Company shall pay the full amount withheld or deducted to the relevant governmental authority. The Company will, upon request, furnish the Holder with proof reasonably satisfactory to the Holder indicating that the Company has made such withholding payment; provided, however, that the Company need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by the Company. The agreements and obligations of the Company contained in this clause (c) shall survive termination of this Note.

(d)                For purposes of this Note: “Event of Default” shall mean: (i) any failure by the Company to repay the Outstanding Balance in full on or prior to the Maturity Date, (ii) the Company or any of its direct or indirect subsidiaries (“Subsidiares”) is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent or any proceeding is commenced or any petition filed seeking relief with respect to the Company or any of its Subsidiaries under any bankruptcy, insolvency or similar law, and if not voluntarily filed by the Company, not dismissed or stayed within thirty (30) days; (iii) a receiver, trustee, liquidator, custodian, sequestrator or similar official is appointed with respect to the Company or any of its Subsidiaries over all or any substantial portion of its or their property, or the Company or any of its Subsidiaries makes an assignment for the benefit of its creditors; (iv) the Company or any of its Subsidiaries takes any action effectuating, approving or consenting to any of the events described in clauses (ii) and (iii) of this Section 2(d); (v) any failure of the Company to pay the principal and unpaid accrued interest of this Note in accordance with the terms of the Note after the same shall become due and payable; (vi) any failure of the Company to perform, comply with or observe any term, covenant or agreement set forth in the Purchase Agreement or this Note (except as set forth in clauses (i) or (v) above), if such default shall continue unremedied for a period of ten (10) days after the delivery of written notice thereof by the Holder to the Company; or (vii) the Company or any Person acting for the Company makes any representation, warranty, or other statement of material fact now or later in this Note, the Purchase Agreement or in any writing delivered to Holder to induce Holder to aceept this Note or enter into the Purchase Agreement, and such representation, warranty, or other statement is knowingly incorrect in any material respect when made.

3.             Conversion.

(a)                At any time and from time to time during the period from and including the 91st day after the Closing Date to and including the Maturity Date, the Holder shall, by written notice to the Company, have the right but not the obligation to convert the outstanding Principal Amount and any accrued and unpaid interest in respect of the Note into Ordinary Shares at the applicable Conversion Price. In the event that the Holder has delivered to the Company a written notice in accordance with Section 3(a) of the Note specifying that the Holder irrevocably elects to convert the Note (in full but not in part), the Company shall at its expense take all actions and execute all documents necessary to effect the issuance of all the Conversion Shares (including giving all necessary instructions to update the register of members to effect such issuance) within five (5) business days of delivery of the applicable written notice to convert, and deliver to the Holder, upon surrender of the Note, the updated register of members of the Company indicating that the Holder is the holder of such Conversion Shares.

(b)                Upon maturity, the Principal Amount of this Note plus all accrued and unpaid interest thereon shall be convertible into Oridnary Shares at the Conversion Price, at the option (but not the obligation) of the Company, in whole or in part, by the delivery on the Maturity Date a notice of conversion to the Holder.  If, on the Maturity Date, the Company is converting less than all of the principal and interest amounts represented by this Note, the Company shall deliver to the Holder a cash payment equal to the amount of principal and interest, which is not converted.  In the event that the Company has delivered to the Holder a written notice in accordance with Section 3(b) of the Note specifying that the Company irrevocably elects to convert the Note (whether in part or in full), the Company shall at its expense take all actions and execute all documents necessary to effect the issuance of all the Conversion Shares (including giving all necessary instructions to update the register of members to effect such issuance) within five (5) business days of delivery of the applicable written notice to convert, and deliver to the Holder, upon surrender of the Note, the updated register of members of the Company indicating that the Holder is the holder of such Conversion Shares.

(c)                The number of the Ordinary Shares to be issued upon any conversion (the “Conversion Shares”) pursuant to this Section 3 shall be equal to the quotient obtained by dividing the portion of the Principal Amount and the accrued and unpaid interest in respect of the Note subject to such conversion by the applicable Conversion Price. For the purpose of this Note, the Conversion Price shall be the volume weighted average closing price of the Company’s Ordinary Shares during the five consecutive trading days immediately preceding (i) the date of conversion notice by the Holder for conversion pursuant to Section 3(a); or (ii) the Maturity Date for conversion pursuant to Section 3(b), provided that in no event shall the Conversion Price be higher than US$2.00 per Ordinary Share or lower than US$1.00 per Ordinary Share. The notice of conversion, once given, shall be irrevocable.

(d)                Upon the conversion of the Note into the Conversion Shares, in lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay the Holder cash equal to such fraction multiplied by the applicable Conversion Price. The Company shall not be required to issue or deliver the Conversion Shares until the Holder has surrendered the Note to the Company.

4.             Adjustment of Covernsion Price. The Conversion Price shall be adjusted according to the following items: When any of the Principal Amount or interest is outstanding at any time, (a) if the Company: (i) pays dividends in the form of securities or security equivalents of the Company; (ii) splits the outstanding securities of the Company in order to increase the number of shares; or (iii) incorporates outstanding securities of the Company (including in the form of a reverse share split) to decrease the number of shares, the Conversion Price shall be multiplied by a fraction, whose numerator is the number of outstanding securities of the Company immediately before the occurrence of the matter, and whose denominator is the number of outstanding securities of the Company immediately after the occurrence of the matter; (b) if the Company issues Ordinary Shares to all or substantially all shareholders as a class by way of rights issue, or issue or grant to all or substantially all shareholders as a class, by way of rights issue, of options, warrants or other rights to subscribe for or purchase any Ordinary Shares, in each case at less than 90 per cent of the closing price of the Ordinary Share (the “Market Price Per Share”) on the last trading day preceding the date of the announcement of the terms of the issue or grant, the Conversion Price shall be multiplied by a fraction, whose numerator is the number of Ordinary Shares in issue immediately before such announcement plus the number of Ordinary Shares which the aggregate amount (if any) payable for the Ordinary Shares issued by way of rights issue or for the options or warrants or other rights issued or granted by way of rights issue and for the total number of Ordinary Shares comprised therein would subscribe, purchase or otherwise acquire at Market Price Per Share, and the denominator is the number of Ordinary Shares in issue immediately before such announcement plus the aggregate number of Ordinary Shares issued or, as the case may be, comprised in the issue or grant, or (c) if the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in any other asset or property (including cash, but excluding dividends by securities or security equivalents of the Company), then, and in each such event, provision shall be made so that, upon conversion of the Note thereafter, the Holder shall receive, in addition to the number of Ordinary Shares issuable thereon, such other asset or property which the holder of such Ordinary Shares would have received in connection with such event had the outstanding Principal Amount and all the accrued and unpaid interest in respect of the Note been converted into Ordinary Shares immediately prior to each such event, all subject to further adjustment as provided herein. Any adjustment made according to the aforesaid conditions shall come into effect immediately after the record date of deciding the shareholders having rights to obtain dividends or allocations and, for the purpose of any share split, incorporation or reclassification, shall come into effect immediately after such matters come into effect.

5.             Subordinate Debt. By accepting this Note, Holder hereby acknowledges that: (i) this Note will be general unsecured debt of the Company; (ii) subject to the provisions of this Note and the Purchase Agreement, the Company shall be free to issue additional convertible or other debt at any time hereafter (similar to this Note or otherwise); and (iii) vis-à-vis the Company’s secured debt, this Note will be subordinate thereto.

6.            Use of Proceeds. The proceeds from this Note will be substantially employed by the Company for clinical trials in China to achievement of value-creating milestones for CID-103，and general operation of the Company. Without limiting the generality of the foregoing, the Company may not use any proceeds from this Note for any significant investment in clinical trial in the U.S. without prior written approval by the Holder.

7.             Termination of Rights. All rights under this Note shall automatically terminate when (a) all amounts owing on this Note have been paid in full or (b) the Note is converted in full pursuant to Section 3 of the Note. Upon the termination of all rights under this Note, the Note shall be surrendered by the Holder to the Company and the Note so surrendered shall be cancelled and shall not be reissued. For the avoidance of doubt, the Agreement shall not be terminated merely due to a termination of all rights under this Note, and shall remain in force and effect or terminate pursuant to the terms thereof.

8.             Miscellaneous.

8.1               Governing Law. This Purchase Agreement and the Note shall be governed by and construed under the laws of the State of New York.

8.2               Issuance Upon Conversion. Upon any conversion of this Note on the terms set forth herein, the Company shall take all such steps as may be necessary to issue such equity on the applicable conversion date, in exchange for this Note and against receipt of this Note, duly endorsed for cancellation.

8.3               No Rights as a Stockholder. Unless and until this Note is converted as set forth herein, the Holder shall not be entitled to vote or receive dividends or be deemed a stockholder of the Company with respect to the Conversion Shares for any purpose (other than to the extent that Holder may own shares of Oridnary Shares of the Company prior to or exclusive from the conversion of this Note), nor shall anything contained in this Note be construed to confer upon the Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any company actions, receive notice of meetings, receive dividends or subscription rights, or otherwise with respect to the Conversion Shares for any purpose, prior to the issuance of record to the Holder of such Conversion Shares which it is then entitled to receive upon the due exercise of its right to convert this Note, as aforesaid.

8.4                Taxes. The Holder shall pay any documentary, stamp or similar issue or transfer tax due on the issue of securities upon the conversion of this Note.

8.5               Successors and Assigns; Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Neither party may assign this Note or delegate any of its obligations hereunder without the written consent of the other party; provided, however, that Holder may assign the Note without the Company’s consent to an affiliate.

8.6               Severability.  If any portion of this Note shall be held invalid or unenforceable, then the remainder of this Note shall be considered valid and enforceable according to its terms.

8.7               Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

8.8               Notices. All notices required or permitted under this Note shall be given in writing and made to the respective addresses of the parties and in the manner described in the Purchase Agreement.

8.9               Amendments. This Note may only be amended in accordance with Section 9.9 of the Purchase Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Convertible Promissory Note as of the date first written above.

COMPANY:

CASI PHARMACEUTICALS, INC.

/s/ David Cory
Name: David Cory
Title: CEO

Form of Notice of Conversion by Holder

[Date]

CASI Pharmaceuticals, Inc.

601 Gateway Boulevard,

Suite 1250, South San Francisco,

CA 94080

Re: Notice of Conversion

Dear Sirs:

Reference is made to the CONVERTIBLE PROMISSORY NOTE of CASI PHARMACEUTICALS, INC., dated [*], 2025 (the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Note.

Pursuant to Section 3(a) of the Note, the Holder hereby exercise the option to convert the Principal Amount of the Note plus all accrued and unpaid interest thereon into [*] Oridnary Shares at the Conversion Price of US$[*].

The Holder understands that the Company will deliver Ordinary Shares, together with a cash payment, if applicable, in lieu of delivering any fractional share of Ordinary Shares, in accordance with the terms of the Note.

Fill in for registration of shares if to be issued other than to and in the Holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

Very truly yours,

ETP Global III Fund LP

By:
Name:
Title:

Form of Notice of Conversion by Company

[Company Letter Head]

[Date]

ETP Global III Fund LP

4919 Rebel Ridge Dr.,

Sugar Land,

TX 77478

Re: Notice of Conversion

Dear Sirs:

Reference is made to the CONVERTIBLE PROMISSORY NOTE of CASI PHARMACEUTICALS, INC., dated [*], 2025 (the “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Note.

Pursuant to Section 3(b) of the Note, the Company hereby exercise the option to convert the [Principal Amount] / [Amount designated by the Company] of the Note plus all accrued and unpaid interest thereon into [*] Oridnary Shares at the Conversion Price of US$[*].

The Company will deliver to the holder as designated below Ordinary Shares, together with a cash payment, if applicable, in lieu of delivering any fractional share of Ordinary Shares, in accordance with the terms of the Note.

Fill in for registration of shares if to be issued other than to and in the Holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

Very truly yours,

CASI PHARMACEUTICALS, INC.

By:
Name:
Title: